Exhibit 10.44

RESTRICTED STOCK UNIT GRANT NOTICE
UNDER THE
GARDNER DENVER HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN

Gardner Denver Holdings, Inc. (the “Company”), pursuant to its 2017 Omnibus Incentive Plan (the “Plan”), hereby grants to the Participant set forth below the number of Restricted Stock Units. The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Global Award Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[Participant Name]

Date of Grant:	[Grant Date]

Vesting Commencement Date:	[Vest From Date]

Number of Restricted Stock Units:	[Number of Shares Granted]

Vesting Schedule:
Provided the Participant has not undergone a Termination prior to the time of each applicable vesting date (or event), the Restricted Stock Units shall become vested as to 25% of each of the Restricted Stock Units on each of the first, second, third and fourth anniversaries of the Vesting Commencement Date (each, a “Vesting Date”).

In the event of the Participant’s Termination, all vesting with respect to the Restricted Stock Units shall cease and all unvested Restricted Stock Units shall be forfeited by the Participant for no consideration as of the date of such Termination; provided, that in the event of the Participant’s Qualifying Termination or Approved Retirement, the Restricted Stock Units that would have vested on the first Vesting Date otherwise scheduled to occur immediately following the date of such Qualifying Termination or Approved Retirement shall vest as of the date of Qualifying Termination or Approved Retirement, as applicable; and provided further that in the event of the Participant’s death or Disability, the Restricted Stock Units that would have vested on the first and second Vesting Date otherwise scheduled to occur immediately following the date of such death or Disability shall vest as of the date of death or Disability.  Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that would likely result in the  favorable treatment that applies to the Restricted Stock Units if the Participant’s Termination occurs as a result of Participant’s Approved Retirement being deemed unlawful and/or discriminatory, the Company may determine that the Participant’s Retirement is no longer an Approved Retirement and the remaining provisions will govern.

Further, in the event of the Participant’s Qualifying Termination during the two-year period following a Change in Control, all Restricted Stock Units shall immediately vest as of the date of Qualifying Termination.

Definitions:
“Approved Retirement” means a Retirement that occurs following the Participant’s receipt of written confirmation by the Company that such Retirement will be designated as an “Approved Retirement” for purposes of the Plan.  The designation of an Approved Retirement shall be made by the Company in its sole discretion, and the Company’s determination as to whether a Retirement is an Approved Retirement shall be final and binding upon the Participant.

“Cause” means the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (D) engaging in any act of moral turpitude, illegality or harassment, whether or not such act was committed in connection with the Participant’s services to the Company Group; (E) material violation of the Company’s Code of Conduct or any other written policies of the Company or the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or Service Recipient; (F) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (G) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient.

“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; or (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, the covenants attached to the Global Award Agreement as Appendix A.

“Qualifying Termination” means a Termination by the Company without Cause.

“Retirement” means the Participant’s Termination as a result of the Participant’s voluntary resignation on or after the date on which the Participant has reached age 62 and has completed at least 10 years of service with the Company Group.

*          *          *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE GLOBAL AWARD AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE GLOBAL AWARD AGREEMENT AND THE PLAN.

GARDNER DENVER HOLDINGS, INC.	PARTICIPANT[1]

By:
Title:

[Participant Name]

[Participant ID]

[Acceptance Date]

[1]
To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

GLOBAL AWARD AGREEMENT
UNDER THE
GARDNER DENVER HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Global Award Agreement (this “Award Agreement”) and the Gardner Denver Holdings, Inc. 2017 Omnibus Incentive Plan (the “Plan”), Gardner Denver Holdings, Inc. (the “Company”) and the Participant agree as follows.  Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1. Grant of Restricted Stock Units.  Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice (with each Restricted Stock Unit representing an unfunded, unsecured right to receive one share of Common Stock) (Restricted Stock Units are referred to herein as “Awards”).  The Company may make one or more additional grants of Restricted Stock Units to the Participant under this Award Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Award Agreement to the extent provided therein.  The Company reserves all rights with respect to the granting of additional Restricted Stock Units hereunder and makes no implied promise to grant additional Restricted Stock Units.

2. Vesting.  Subject to the conditions contained herein and the Plan, the Restricted Stock Units shall vest and the restrictions on such Restricted Stock Units shall lapse as provided in the Grant Notice. With respect to any Restricted Stock Unit, the period of time that such Restricted Stock Unit remains subject to vesting shall be its Restricted Period.

3. Settlement of Restricted Stock Units.  The provisions of Section 9(d)(ii) of the Plan are hereby incorporated by reference and made a part hereof.

4. Company; Participant.

(a) The term “Company” as used in this Award Agreement with reference to employment shall include the Company and its Subsidiaries.

(b) Whenever the word “Participant” is used in any provision of this Award Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

5. Non-Transferability. The Restricted Stock Units are not transferable by the Participant except to Permitted Transferees in accordance with applicable laws and Section 14(b) of the Plan.  Except as otherwise provided herein, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall terminate and become of no further effect.

6. No Rights as Stockholder. The Participant or a Permitted Transferee of the Restricted Stock Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Restricted Stock Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

7. Tax Withholding.

(a)          The Participant shall be required to pay to the Company an amount equal to the amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of the Restricted Stock Units (the “Tax Obligation”), payable, at the Participant’s election, either (x) in cash (by check or wire transfer) or (y) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless settlement” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Company) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the settlement of the Restricted Stock Units and to deliver promptly to the Company an amount equal to the Tax Obligation. Alternatively, the Company may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to the Participant.

(b)          Without limiting the foregoing, the Company may (but is not obligated to), in its sole discretion, permit or require the Participant to satisfy, all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to the Restricted Stock Units by (i) the delivery of the shares of Common Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (ii) having the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, vesting or settlement of the Award, as applicable, a number of shares of Common Stock with an aggregate Fair Market Value equal to an amount, subject to clause (c) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).

(c)          The Company, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow the Participant to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to the Restricted Stock Units by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, vesting or settlement of the Restricted Stock Units, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in the Participant’s relevant tax jurisdiction), in which case, the Participant may receive a refund in cash of any amount withheld that exceeds the amount remitted to the applicable tax authorities and will have no entitlement to the equivalent in shares of Common Stock or to any interest on such over-withheld amount.

(d)          The Participant acknowledges that, regardless of any action taken by the Company, or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participants (the “Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer.  The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspects of the Awards, including but not limited to, the grant, vesting or settlement of the Award, as applicable, the subsequent sale of shares of Common Stock acquired under the Plan and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Awards to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(e)          Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligations with regard to all Tax-Related Items by any of the means set forth herein.

(f)          If the obligations for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.  The Company may refuse to issue or deliver the shares of Common Stock or proceeds from the sale of shares of Common Stock if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

8. Notice.  Every notice or other communication relating to this Award Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records.  Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

9. No Right to Continued Service.  This Award Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.

10. Binding Effect.  This Award Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

11. Waiver and Amendments.  Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Award Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

12. Restrictive Covenants; Clawback/Forfeiture.

(a)          Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in his capacity as an equity (and/or equity-based Award) holder in the Company, to the provisions of Appendix A to this Award Agreement (the “Restrictive Covenants”). The Restricted Stock Units granted hereunder shall be subject to Participant’s continued compliance with such restrictions.  For the avoidance of doubt, the Restrictive Covenants contained in this Award Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

(b)          Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, then the Committee may, in its sole discretion, take actions permitted under the Plan, including: (i) cancel the Restricted Stock Units; or (ii) require that the Participant forfeit any gain realized on the vesting of the Restricted Stock Units and repay such gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Award Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Restricted Stock Units shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.

13. Nature of Grant. In accepting the Awards, the Participant acknowledges, understands and agrees that:

(a)          the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

(b)          the grant of the Awards is exceptional, voluntary and occasional and does not create any contractual or other right to receive any future awards, or benefits in lieu of awards, even if awards have been granted in the past;

(c)          all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)          the Participant is voluntarily participating in the Plan;

(e)          the Awards, any shares of Common Stock acquired under the Plan and the income from and value of same, are not intended to replace any pension rights or compensation;

(f)          the Awards, any shares of Common Stock acquired under the Plan and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, dismissal end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(g)          unless otherwise agreed with the Company in writing, the Awards and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted in consideration for, or in connection with, the service the Participant may provide as an officer or director of a Subsidiary;

(h)          the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(i)           no claim or entitlement to compensation or damages shall arise from forfeiture of the Participant’s Awards resulting from Participant’s Termination (for any reason whatsoever and whether or not in breach of local labor laws);

(j)           for purposes of the Awards, a Termination will be deemed to have occurred as of the date the Participant is no longer providing services to the Company or any Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any).  Unless otherwise determined by the Committee, the Participant’s right to vest in the Award will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any).  The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Awards (including whether the Participant may still be considered to be providing services while on a leave of absence); and

(k)          neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Awards or any amounts due to the Participant pursuant to the settlement of the Awards or subsequent sale of shares of Common Stock acquired under the Plan.

14. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement and any other grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of Common Stock held in the Company, details of all awards or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC and its affiliates (“Fidelity”), or any such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Fidelity and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service relationship with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Awards or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative.

Finally, upon request of the Company or the Employer, the Participant  agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.

15. Country-Specific Provisions. Notwithstanding any provisions in this Award Agreement, the Awards shall be subject to any additional terms and conditions set forth in the Addendum for the Participant’s country.  If the Participant relocates to one of the countries included in the Addendum, the terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

16. Language. By electing to accept this Award Agreement, the Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow the Participant, to understand the terms and conditions of this Award Agreement. If the Participant has received this Award Agreement or any other documentation related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Awards and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is  necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18. Insider Trading/Market-Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the Participant’s country and the designated broker’s country, which may affect the Participant’s  ability to accept, acquire, sell or otherwise dispose of the shares of Common Stock, rights to the shares of Common Stock (i.e., Restricted Stock Units) or rights linked to the value of the shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information.  Furthermore, the Participant may be prohibited from (i) disclosing inside information to any third party, including fellow employees  and (ii) “tipping” third parties or causing them to otherwise buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions and the Participant should speak with the Participant’s personal advisor on this matter.

19. Foreign Asset/Account Reporting Requirements and Exchange Controls. The Participant acknowledges that the Participant’s country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect the Participant’s ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan in a brokerage or bank account outside the Participant’s country.  The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country.  The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt.  The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult the Participant’s personal legal advisor for any details.

20. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

21. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of shares of Common Stock. The Participant understands and agrees that the Participant should consult with his or her own personal legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

22. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.  Further, the parties hereto shall be entitled to rely on delivery of a facsimile or other electronic copy of this Award Agreement, and delivery by either party of such facsimile or electronic copy shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof.

23. Governing Law and Venue. This Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Notwithstanding anything contained in this Award Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Award Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.

24. Plan. The terms and provisions of the Plan are incorporated herein by reference.  In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Award Agreement (including the Grant Notice), the Plan shall govern and control.

25. Section 409A. It is intended that the Restricted Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

Appendix A

Restrictive Covenants

1.	Non-Competition; Non-Solicitation; Non-Disparagement.

(a)          Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i)          During Participant’s employment with the Company or its Subsidiaries (the “Employment Term”) and for a period of one year following the date Participant ceases to be employed by the Company or its Subsidiaries (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or his direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Participant’s termination of employment.

(ii)          During the Restricted Period, Participant will not directly or indirectly:

(A)          engage in the Business in any geographical area where the Restricted Group engages in the Business;

(B)          enter the employ of, or render any services to any Person engaged in the Business, except where such employment or services do not relate in any manner to the Business;

(C)          acquire a financial interest in, or otherwise become actively involved with, any Person engaged in the Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)          intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.

(iii)         Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv)         During the Employment Term and for a period of one year from the date Participant ceases to be employed by the Company or its Subsidiaries, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)          solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group;

(B)          hire any employee who was employed by the Restricted Group as of the date of Participant’s termination of employment with the Company or who left the employment of the Restricted Group coincident with, or within one year prior to or after, the termination of Participant’s employment with the Company; or

(C)          encourage any consultant or independent contractor of the Restricted Group to cease working with the Restricted Group.

(v)          For purposes of this Appendix A:

(A)          “Business” shall mean the business of the design, manufacture, distribution and marketing of air and gas compressors, blowers, pumps and fluid transfer systems and related activities, and any other business activity in which the Company and its subsidiaries may, after the date of this Agreement, become engaged, or take substantial steps to engage.

(B)          “Restricted Group” shall mean, collectively, the Company and its Subsidiaries and, to the extent engaged in the Business, their respective Affiliates.

(b)          Non-Disparagement. Participant will not at any time (whether during or after Participant’s Employment Term) make public statements or public comments intended to be (or having the effect of being) of defamatory or disparaging nature regarding (including any statements or comments likely to be harmful to the business, business reputation or personal reputation of) the Company or any of its Subsidiaries or Affiliates or any of their respective businesses, shareholders, members, partners, employees, agents, officers, directors or contractors (it being understood that comments made in Participant’s good faith performance of his duties hereunder shall not be deemed disparaging or defamatory for purposes of this paragraph); provided that the Participant shall be permitted to make truthful disclosures that are required by applicable law, regulations or order of a court or government agency.

(c)          It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and terri-tory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restric-tion contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(d)          The period of time during which the provisions of Section 1(a) shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(e)          The provisions of Section 1 hereof shall survive the termination of Participant’s employment for any reason, including but not limited to, any termination other than for Cause (except as otherwise set forth in Section 1 hereof).

(f)          The provisions of Section 1(a)(i), (ii), (iii) and (iv)(B) hereof shall not apply if Participant’s principal place of employment is in the state of California.

2.	Confidentiality; Intellectual Property.

(a)          Confidentiality.

(i)           Participant will not at any time (whether during or after Participant’s Employment Term) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisors who are bound by confidentiality obligations or otherwise in performance of Participant’s duties under Participant’s employment and pursuant to customary industry practice), any non-public, proprietary or confidential information—including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals—concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)          “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that with respect to subsection (c) Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)          Except as required by law, Participant will not disclose to anyone, other than Participant’s family (it being understood that, in this Agreement, the term “family” refers to Participant, Participant’s spouse, children, parents and spouse’s parents) and advisors, the existence or contents of this Agreement; provided that Participant may disclose to any prospective future employer the provisions of this Appendix A.  This Section 2(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement) to the extent so disclosed.

(iv)         Upon termination of Participant’s employment with the Company for any reason, Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

(b)          Intellectual Property.

(i)           If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Participant’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)          If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Participant’s employment by the Company and within the scope of such employment and with the use of any Company resources (“Company Works”), Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)         Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iv)         Participant shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Participant shall comply with all relevant policies and guidelines of the Company that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.  Participant acknowledges that the Company may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.

(v)          The provisions of Section 2 hereof shall survive the termination of Participant’s employment for any reason (except as otherwise set forth in Section 2(a)(iii) hereof).

ADDENDUM

COUNTRY-SPECIFIC PROVISIONS

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Awards granted to the Participant under the Plan if the Participant works and/or resides in one of the countries listed below.  Capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or the Award Agreement.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Date of Grant, the Company shall, in its sole discretion, determine to what extent the terms and conditions contained herein apply to the Participant under these circumstances.

Notifications

This Addendum also includes information regarding securities laws, exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2018.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time the Restricted Stock Units vest or the shares of Common Stock acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result.  Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the one in which the  Participant is currently working and/or residing, is considered a resident of another country for local law purposes or transfers employment and/or residency between countries after the Date of Grant, the information contained herein may not be applicable in the same manner to the Participant.

Australia

Terms and Conditions

Australia Offer Document.  The Restricted Stock Units are intended to comply with the provisions of the Corporations Act 2001, Australia Securities and Investment Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order CO 14/1000.  Additional details are set forth in the Offer Document, which has been included as Exhibit A to this Addendum.

Notifications

Tax Information.  Subdivision 83A-C of the Income Tax Assessment Act 1997 applies to the Awards granted in accordance with the terms and conditions of the Grant Notice, the Plan and this Award Agreement (subject to the requirements of the Income Tax Assessment Act 1997).

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers.  If an Australian bank is assisting the Participant with the transaction, the bank will file the report on the Participant’s behalf.  If there is no Australian bank involved in the transfer, the Participant will be required to file the report.

Austria

Notifications

Exchange Control Information.  If the Participant holds shares of Common Stock obtained through the Plan outside of Austria, the Participant may be required to submit reports to the Austrian National Bank as follows: (i) on a quarterly basis if the value of the shares of Common Stock as of any given quarter meets or exceeds EUR 30,000,000; and (ii) on an annual basis if the value of the shares of Common Stock as of December 31 meets or exceeds EUR 5,000,000.  The quarterly reporting date is as of the last day of the respective quarter; the deadline for filing the quarterly report is the 15th day of the month following the end of the respective quarter.  The deadline for filing the annual report is January 31 of the following year.

In addition, when shares of Common Stock are sold or a dividend is received, the Participant may be required to comply with certain exchange control obligations if the cash amounts are held outside Austria.  If the transaction volume of all the Participant’s accounts abroad meets or exceeds EUR 10,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

Brazil

Terms and Conditions

Compliance with the Law.  In accepting the Awards, the Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the vesting of the Restricted Stock Units, the sale of shares of Common Stock acquired under the Plan or the receipt of dividends.

Labor Law Acknowledgement.  In accepting the Awards, the Participant agrees that he or she is (i) making an investment decision, (ii) the Participant will be entitled to receive shares of Common Stock pursuant to the Restricted Stock Units only if the vesting conditions are met and any necessary services are rendered by the Participant between the Date of Grant and vesting, and (iii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value without compensation to the Participant.

Notifications

Exchange Control Information.  If the Participant is a resident or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than USD 100,000.  The assets and rights that must be reported include shares of Common Stock.

Canada

Terms and Conditions

Form of Restricted Stock Unit Settlement.  The following provision supplements Section 3 of the Award Agreement:

Notwithstanding any discretion in Section 9 of the Plan, the Restricted Stock Units will be settled only in shares of Common Stock.

The following provisions will apply if the Participant is a resident of Québec:

English Language Provision.  The parties acknowledge that it is their express wish that the present Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy.  This provision supplements Section 14 of the Award Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Participant further authorizes the Company, any related company and the administrator of the Plan to disclose and discuss the Plan with their advisors.  The Participant further authorizes the Company and any related company to record such information and to keep such information in the Participant’s employee file.

Notifications

Securities Law Information.  The Participant may not be permitted to sell within Canada the shares of Common Stock acquired under the Plan.  The Participant may only be permitted to sell shares of Common Stock acquired under the Plan through the designated broker appointed under the Plan, if any (or any other broker acceptable to the Company), provided the resale of shares of Common Stock acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the shares of Common Stock are listed.

Foreign Asset/Account Reporting Information.  Specified foreign property including shares of Common Stock and rights to shares of Common Stock (e.g., Restricted Stock Units) held by a Canadian resident employee must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of his or her specified foreign property exceeds CAD 100,000 at any time during the year.  If applicable, Form T1135 is due by April 30th of the following year.  Restricted Stock Units must be reported - generally at nil cost - if the CAD 100,000 cost threshold is exceeded because the Participant holds other specified foreign property. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares of Common Stock.  The ACB would ordinarily equal the fair market value of the shares of Common Stock at the time of the acquisition, but if the Participant owns other shares of Common Stock, this ACB may have to be averaged with the ACB of the other shares of Common Stock.  The Participant should consult with a personal advisor to ensure that the Participant complies with the applicable requirements.

China

The following Terms and Conditions apply to Participants that are subject to the exchange control restrictions and regulations in the People’s Republic of China (“China”), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion.

Terms and Conditions

Satisfaction of Regulatory Obligations.  The settlement of the Awards upon vesting is conditioned upon the Company securing and maintaining all necessary approvals from SAFE and any other applicable government entities in China to permit the operation of the Plan in China, as determined by the Company it its sole discretion.  If or to the extent the Company is unable to complete the registration or maintain the registration, no shares of Common Stock shall be issued under the Plan.  In this case, the Company retains the discretion to settle any Awards in cash paid through local payroll in an amount equal to the Fair Market Value of the Shares subject to the Awards less any Tax-Related Items.

Sale Requirement.  To facilitate compliance with any applicable laws or regulations in China, the Participant agrees and acknowledges that the Company (or a brokerage firm instructed by the Company, if applicable) reserves the right to require the immediate sale of any shares of Common Stock issued to the Participant at vesting/settlement of the Restricted Stock Units.  The Participant understands and agrees that any such immediate sale of shares of Common Stock will occur as soon as is practical following vesting of the Restricted Stock Units.  Alternatively, if the shares of Common Stock are not immediately sold, the Company will require the sale of any shares of Common Stock the Participant may then hold within six months (or such other period as may be required under applicable legal or exchange control requirements) following the Participant’s Termination.

The Participant agrees that the Company is authorized to instruct its designated broker to assist with the sale of the shares of Common Stock on the Participant’s behalf pursuant to this authorization, and the Participant expressly authorizes the designated broker to complete the sale of such shares of Common Stock.  The Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the shares of Common Stock (including, without limitation, as to the transfers of the proceeds and other exchange control matters noted below) and to otherwise cooperate with the Company with respect to such matters, provided that he or she shall not be permitted to exercise any influence over how, when or whether the sales occur.  Upon the sale of the shares of Common Stock, the Participant will receive the cash proceeds from the sale, less any applicable Tax-Related Items, brokerage fees or commissions, in accordance with applicable exchange control laws and regulations.

The Participant acknowledges that the designated broker is under no obligation to arrange for the sale of the shares of Common Stock at any particular price.  Due to fluctuations in the share price and/or applicable exchange rates between the settlement date and (if later) the date on which the shares of Common Stock are sold, the amount of proceeds ultimately distributed to the Participant may be more or less than the market value of the shares of Common Stock upon vesting (which is the amount relevant to determining the Participant’s  liability for Tax-Related Items).  The Participant understands and agrees that the Company is not responsible for the amount of any loss that the Participant may incur and that the Company assumes no liability for any fluctuations in the share price and/or any applicable exchange rate.

Designated Broker Account. If shares of Common Stock issued upon the vesting/settlement of the Restricted Stock Units are not immediately sold, the Participant acknowledges that the Participant is required to maintain the shares of Common Stock in an account as may be selected by the Company until the shares of Common Stock are sold through the designated broker (as further detailed below).

Exchange Control Restrictions.  The Participant understands and agrees that, pursuant to local exchange control requirements, he or she will be required to immediately repatriate the cash proceeds from the sale of shares of Common Stock and any cash dividends paid on such shares of Common Stock to China.  The Participant further understands that, under local law, such repatriation of cash proceeds may need to be effectuated through a special exchange control account established by the Company, the Employer or any other Subsidiary, and the Participant hereby consents and agrees that any proceeds from the sale of shares of Common Stock or any cash dividends paid on such Shares may be transferred to such special account prior to being delivered to the Participant.

The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion.  In the event the proceeds are paid to the Participant in U.S. dollars, he or she understands that he or she will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account.  If the proceeds are paid to the Participant in local currency, the Company is under no obligation to secure any particular exchange conversion rate and/or conversion date and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions.  The Participant agrees to bear any currency fluctuation risk between the time the shares of Common Stock are sold or dividends are received and the time the proceeds are distributed through any such special exchange account.  The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Notifications

Exchange Control Information.  The Participant may be required to report to SAFE all details of the Participant’s foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents.

Czech Republic

Notifications

Exchange Control Information.  Proceeds from the sale of shares of Common Stock and any dividends paid on such shares of Common Stock may be held in a cash account abroad and the Participant is no longer required to report the opening and maintenance of a foreign account to the Czech National Bank (“CNB”), unless the CNB notifies the Participant specifically that such reporting is required.  Upon request of the CNB, the Participant may need to file a notification within 15 days of the end of the calendar quarter in which the Participant acquires shares of Common Stock under the Plan.

Finland

No country-specific provisions apply.

Germany

Notifications

Exchange Control Information.  Cross-border payments in excess of EUR 12,500 must be reported monthly to the German Federal Bank.  If the Participant receives a payment in excess of this amount, the Participant is responsible for electronically reporting to the German Federal Bank by the fifth day of the month following the month in which the payment occurs.  The form of report (Allgemeines Meldeportal Statistik) can be accessed via the German Federal Bank’s website (www.bundesbank.de) and is available in both German and English.

Hong Kong

Terms and Conditions

Form of Restricted Stock Unit Settlement.  The following provision supplements Section 3 of the Award Agreement:

Notwithstanding any discretion in Section 9 of the Plan, the Restricted Stock Units will be settled only in shares of Common Stock.

Sale Restriction.  Shares of Common Stock acquired under the Plan are accepted as a personal investment.  In the event the or Restricted Stock Units vest and shares of Common Stock are issued to the Participant (or the Participant’s heirs) within six months of the Date of Grant, the Participant (or the Participant’s heirs) agrees that the shares of Common Stock will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Date of Grant.

Nature of Scheme.  The Participant acknowledges that the Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”).  Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for purposes of ORSO, the Award granted shall be void.

Notifications

Securities Law Information.  Warning:  The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Participant is advised to exercise caution in relation to the offer. If the Participant is in any doubt about any of the contents of this document, the Participant should obtain independent professional advice.  Neither the grant of the Award nor the shares of Common Stock acquired upon vesting constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its Subsidiaries.  This Award Agreement, the Plan and other incidental communication materials distributed in connection with the Award (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Company or its Subsidiaries and may not be distributed to any other person.

India

Notifications

Exchange Control Information.  The Participant understands that he or she must repatriate any proceeds from the sale of shares of Common Stock acquired under the Plan and any cash dividends to India and convert the proceeds into local currency within a reasonable time after receipt (i.e., 90 days from the sale of shares of Common Stock and 180 days from receipt of dividends, or within such time as prescribed under applicable Indian exchange control laws as may be amended from time to time).  The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency.  The Participant should retain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.  It is the Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information.  The Participant is required to declare foreign bank accounts and any foreign financial assets (including shares of Common Stock acquired under the Plan) in the Participant’s annual tax return.  It is the Participant’s responsibility to comply with this reporting obligation and the Participant should confer with the Participant’s personal tax advisor in this regard.

Italy

Terms and Conditions

Data Privacy.  The following provision replaces Section 14 of the Award Agreement in its entirety.

Pursuant to Section 13 of the Legislative Decree no 196/2003, the Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Restricted Stock Units or other entitlement to shares granted, canceled, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan.

The Participant also understands that providing the Company with Data is necessary for the performance of the Plan, which represents the legal basis for the collection, use, processing and transfer of the Data, and that the Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan.  The Controller of personal data processing is Gardner Denver Holdings, Inc. with registered offices at 222 East Erie Street, Suite 500, Milwaukee, WI 53202, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Gardner Denver S.r.l. with registered offices at Via Tevere, 6, Lonate Pozzolo, 21015 Varese, Italy.

The Participant further understands that the Company and any Subsidiary will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and any Subsidiary may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to a broker or another third party with whom the Participant may elect to deposit any Shares acquired under the Plan.  Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan.  The Participant understands that these recipients may be located in the European Economic Area, or elsewhere, such as the U.S.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Data-processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan.  The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right to, including but not limited to, access, delete, update, correct or terminate, for legitimate reason, the Data processing.  The Participant also understands that he or she has the right to Data portability and to lodge a complaint with the Italian supervisory authority. Furthermore, the Participant is aware that Data will not be used for direct marketing purposes.  In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s local human resources representative.

Plan Document Acknowledgement.  In accepting the Awards, the Participant acknowledges that he or she has received a copy of the Plan, the Grant Notice and this Award Agreement and has reviewed the Plan, the Grant Notice and this Award Agreement, in their entirety and fully understands and accepts all provisions of the Plan, the Grant Notice and this Award Agreement.

The Participant further acknowledges that he or she has read and specifically and expressly approves the Grant Notice and the following sections of this Award Agreement: Section 1; Section 7; Section 11; Section 13; Section 15; Section 16; Section 18; Section 22 and the Data Privacy provision included above.

Notifications

Foreign Asset/Account Reporting Information.  If the Participant is an Italian resident and holds investments or financial assets outside of Italy (e.g., cash, shares of Common Stock) during any fiscal year which may generate income taxable in Italy, the Participant is required to report such investments or assets on his or her annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Participant is not required to file a tax return).  These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.  The Participant should consult his or her personal advisor to ensure compliance with applicable reporting obligations.

Foreign Asset Tax.  The value of financial assets held outside of Italy by individual residents of Italy is subject to a foreign asset tax.  The taxable amount will be the fair market value of the financial assets (e.g., shares of Common Stock) assessed at the end of the calendar year. The value of the financial assets held abroad must be reported in Form RM of the annual tax return.  The Participant should consult his or her personal tax advisor for additional information about the foreign financial assets tax.

Netherlands

No country-specific terms apply.

Poland

Notifications

Foreign Asset/Account Reporting Information.  Polish residents holding foreign securities (e.g., shares of Common Stock) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited into such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds PLN 7 million.  If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland. Polish residents should consult with their personal tax advisor to determine their personal reporting obligations.

Exchange Control Information.  If a Polish resident transfers funds in excess of  EUR 15,000 (or PLN 15,000 if such transfer of funds is connected with the business activity of an entrepreneur) into Poland, the funds must be transferred via a Polish bank account or financial institution.  Polish residents are required to retain the documents connected with a foreign exchange transaction for a period of five years, as measured from the end of the year in which such transaction occurred.

Singapore

Terms and Conditions

Sale Restriction.  Shares of Common Stock acquired under the Plan may not be sold or otherwise offered for sale in Singapore prior to the six-month anniversary of the Date of Grant, unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.

Notifications

Securities Law Information.  The grant of the Awards is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not made with a view to the shares of Common Stock acquired under the Plan being subsequently offered for sale to any other party.  The Plan has not been, and will  not be, lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Requirement.  Directors and the Chief Executive Officer (“CEO”) of a Singapore Subsidiary are subject to certain notification requirements under the Singapore Companies Act.  Directors and the CEO must notify the Singapore Subsidiary in writing of an interest (e.g., Restricted Stock Units, shares of Common Stock, etc.) in the Company or any related companies within two business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the shares of Common Stock are sold), or (iii) becoming a director / CEO.

South Africa

Terms and Conditions

Securities Law Information.  In compliance with South African securities laws, the Participant acknowledges that the documents listed below are available for the Participant’s review at the address listed below:

(a)	the Company’s most recent annual financial statements: http://investors.gardnerdenver.com/

(b)	the Company’s most recent Plan prospectus, which is available by logging into Gardner Denver Holdings’ equity plan portal at: NetBenefits.com;

The Participant acknowledges that he or she may have a copy of the above documents sent to the Participant, without fee, on written request to Gardner Denver Holdings, Inc., ATTN: Andrew Schiesl, Vice President and General Counsel, 222 E. Erie Street, Suite 500, Milwaukee, WI 53202, USA.

Responsibility for Taxes.  The following provision supplements Section 7 of the Award Agreement:

By accepting the Award, the Participant agrees that, immediately upon the vesting of the Restricted Stock Units, the Participant will notify the Employer of the amount of any gain realized.  If the Participant fails to advise the Employer of the gain realized upon the taxable event, the Participant may be liable for a fine.  The Participant will be solely responsible for paying any difference between the actual tax liability and the amount withheld.

Notifications

Exchange Control Information.  To participate in the Plan, the Participant must comply with exchange control regulations and rulings in South Africa.  Because the exchange control regulations are subject to change, the Participant  should consult his or her personal legal advisor prior to vesting in Restricted Stock Units to ensure compliance with applicable exchange control regulations.  The Participant is responsible for ensuring compliance with all exchange control laws in South Africa.

South Korea

Notifications

Foreign Asset/Account Reporting Information.  If the Participant is a Korean resident, the Participant must declare all of his or her foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).  The Participant should consult with his or her personal tax advisor to determine the Participant’s personal reporting obligations.

Spain

Terms and Conditions

Labor Law Acknowledgment.  In accepting the Awards, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and in its own discretion decided to grant Awards under the Plan to certain individuals who may be employees of the Company or a Subsidiary throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or a Subsidiary, other than as set forth in this Award Agreement.  Consequently, the Participant understands that the Awards are granted on the assumption and condition that the Awards and any shares of Common Stock  acquired upon the vesting of the Restricted Stock Units are not a part of any employment contract (either with the Company or a Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever.  Further, the Participant understands that the Awards would not be granted to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken, or should any of the conditions not be met for any reason, any grant of or right to the Awards shall be null and void.

The Participant understands and agrees that, as a condition of the grant of the Awards, in the event of the Participant’s Termination for any reason other than the Participant’s death, Disability, Qualifying Termination or Approved Retirement as provided in the Grant Notice (including the reasons listed below) will automatically result in the loss of the Awards to the extent the Awards have not vested as of the date of the Participant’s Termination.  This will be the case, for example, even if (i) the Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (ii) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (iii) the Participant terminates service due to a change of work location, duties or any other employment or contractual condition; (iv) the Participant terminates service due to a unilateral breach of the Participant’s contract by the Company or a Subsidiary; or (v) the Participant’s employment terminates for any other reason whatsoever.  Consequently, upon the Participant’s Termination for any of the above reasons, he or she may automatically lose any rights to the Awards that were not vested on the date of his or her Termination, as described in the Plan, the Grant Notice and this Award Agreement.

Notifications

Exchange Control Information. To participate in the Plan, the Participant must declare the acquisition and sale of shares of Common Stock to the Dirección General de Comercio e Inversiones (“DGCI”) for statistical purposes.  The Participant also must declare the ownership of any shares of Common Stock with the DGCI each January while the shares of Common Stock are owned, unless the amount of shares of Common Stock acquired or sold exceeds the applicable threshold (currently EUR 1,502,530), or the Participant holds 10% or more of the share capital of the Company or other such amount that would entitle the Participant to join the Board, in which case the filing is due within one month after the sale.

In addition, the Participant may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including shares of Common Stock acquired under the Plan), and any transactions with non-Spanish residents (including any payments for shares of Common Stock made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Award.  This Award Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Foreign Asset/Account Reporting Information.   To the extent that the Participant holds assets (e.g., cash or shares of Common Stock held in a bank or brokerage account) outside of Spain with a value in excess of EUR 50,000 per type of right or asset as of December 31 each year (or at any time during the year in which Participant sells or disposes of such asset), the Participant is required to report information on such assets on his or her tax return for such year.  After such assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported assets increases by more than EUR 20,000.  The Participant should consult with his or her personal tax advisor to ensure compliance with applicable reporting requirements.

Switzerland

Notifications

Securities Law Information.  The grant of the Awards and any shares of Common Stock acquired under the Plan are not intended to be publicly offered in or from Switzerland.  Neither this document nor any other materials relating to the Awards (1) constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (2) may be publicly distributed or otherwise made publicly available in Switzerland, or (3) have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

Thailand

Notifications

Exchange Control Information.  If the Participant realizes USD 50,000 or more in a single transaction from the sale of shares of Common Stock or the payment of dividends, the Participant is required to repatriate the funds to Thailand and then either convert such proceeds into Thai Baht or deposit the proceeds into a foreign currency account opened with any commercial bank in Thailand within 360 days of repatriation.  Further, for repatriated proceeds of  USD 50,000 or more, the Participant must specifically report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form.  If the Participant fails to comply with these obligations, the Participant may be subject to penalties assessed by the Bank of Thailand.  The Participant is personally responsible for complying with exchange control restrictions in Thailand.

United Arab Emirates

Notifications

Securities Law Information.  The Awards granted under the Plan are being offered only to eligible employees of the Company, its Subsidiaries or the Employer and is in the nature of providing equity incentives to eligible employees of the Company, its Subsidiaries or the Employer.  Any documents related to the Awards, including the Plan, this Award Agreement and any other grant documents (“Award Documents”), are intended for distribution only to such eligible employees and must not be delivered to, or relied on by, any other person.

The United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any Award Documents and have not approved the Award Documents nor taken steps to verify the information set out in them, and thus, are not responsible for their content.

The Participant is aware that he or she should, as a prospective stockholder, conduct his or her own due diligence on the securities. The Participant acknowledges that if he or she does not understand the contents of the Award Documents, the Participant should consult an authorized financial advisor.

United Kingdom

Terms and Conditions

Form of Restricted Stock Unit Settlement.  The following provision supplements Section 3 of the Award Agreement:

Notwithstanding any discretion in Section 9 of the Plan, the Restricted Stock Units will be settled only in shares of Common Stock.

Responsibility for Taxes.  The following provision supplements Section 7 of the Award Agreement:

The Participant agrees to be liable for any Tax-Related Items and hereby covenants to pay any such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax or relevant authority).  The Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax or relevant authority) on the Participant’s behalf.

Notwithstanding the foregoing, if the Participant is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply.  In such case, if the amount of any income tax due is not collected from or paid by the Participant within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute an additional benefit to the Participant on which additional income tax and National Insurance Contributions (“NICs”) may be payable   The Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in the Award Agreement.  However, the Participant is primarily responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

EXHIBIT A

OFFER DOCUMENT

GARDNER DENVER HOLDINGS, INC.
2017 OMNIBUS INCENTIVE PLAN

OFFER OF RESTRICTED STOCK UNITS
TO AUSTRALIAN RESIDENT EMPLOYEES

Gardner Denver Holdings, Inc. (the “Company”) is pleased to provide you with this offer to participate in its 2017 Omnibus Incentive Plan (the “Plan”).  This offer sets out information regarding the grant of Restricted Stock Units (“Awards”) to Australian resident employees of the Company and any Subsidiary.  This Offer Document is provided by the Company to ensure compliance of the Plan with the Australian Securities and Investments Commission’s (“ASIC”) Class Order 14/1000 and relevant provisions of the Corporations Act 2001.

Capitalized terms used but not defined herein shall have the meaning provided in the Plan.

You are being provided with copies of and/or access to the following documents:

(a)	Restricted Stock Unit Grant Notice;

(b)	Award summary including award details: date of grant, number of shares granted, and specific details of vesting dates and %’s;

(c)	the Global Award Agreement and the addendum attached thereto (the “Agreement”);

(d)	the Plan; located at: https://www.sec.gov/Archives/edgar/data/1699150/000156761917001043/s001556x15_ex10-2.htm

(e)	The Plan Prospectus (the “Prospectus”)

(collectively, the “Additional Documents”)

The Additional Documents provide further information to help you make an informed investment decision about participating in the Plan.  Neither the Plan nor the Prospectus is a prospectus for the purposes of the Corporations Act 2001.

You should not rely upon any oral statements made in relation to this offer.  You should rely only upon the statements contained in the Agreement and the Additional Documents when considering participation in the Plan.

General Information

Securities Law Notification.  Investment in shares of Common Stock involves a degree of risk.  Participants who elect to participate in the Plan should monitor their participation and consider all risk factors relevant to the acquisition of shares of Common Stock under the Plan as set out in the Agreement and the Additional Documents.

The information contained in this offer is general information only.  It is not advice or information that takes into account your objectives, financial situation and needs.

You should consider obtaining your own financial product advice from an independent person who is licensed by ASIC to give advice about participation in the Plan.

Additional Risk Factors for Australian Residents.  You should have regard to risk factors relevant to investment in securities generally and, in particular, to the holding of shares of Common Stock.  For example, the price at which the shares of Common Stock are quoted on the New York Stock Exchange may increase or decrease due to a number of factors.  There is no guarantee that the price of the shares of Common Stock will increase.  Factors that may affect the price of the shares of Common Stock include fluctuations in the domestic and international market for listed stocks, general economic conditions, including interest rates, inflation rates, commodity and oil prices, changes to government fiscal, monetary or regulatory policies, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.

More information about potential factors that could affect the Company’s business and financial results is included in the Company’s Quarterly Report on Form 10-Q and the Company’s Annual Report on Form 10-K.  Copies of these reports are available at http://www.sec.gov/, on the Company’s “Investor Relations” page at http://investors.gardnerdenver.com/, and upon request to the Company.

In addition, you should be aware that the Australian dollar value of any shares of Common Stock acquired at vesting will be affected by the U.S. dollar/Australian dollar exchange rate.  Participation in the Plan involves certain risks related to fluctuations in this rate of exchange.

Common Stock.  Common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation.  Each holder of the Company’s Common Stock is entitled to one vote for every share of Common Stock.

Dividends may be paid on the shares of Common Stock out of any funds of the Company legally available for dividends at the discretion of the Board.

The shares of Common Stock are traded on the New York Stock Exchange (“NYSE”) in the United States of America under the symbol “GDI”.

The shares of Common Stock are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.

Ascertaining the Market Price of Shares.  You may ascertain the current market price of the shares of Common Stock as traded on the NYSE under the symbol “GDI” at https://www.nyse.com/.   The Australian dollar equivalent of that price can be obtained at: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

This will not be a prediction of what the market price per share of Common Stock will be when the Restricted Stock Units vest.

Tax Notification

The following is a summary of the tax consequences as of March 2018 for an Australian resident Participant who receives Restricted Stock Units under the Plan.  This summary is necessarily general in nature and does not purport to be tax advice in relation to an actual or potential recipient of Awards.

If you are a citizen or resident of another country or are considered a citizen or resident of another country for local law purposes, or transfer employment and/or residence after you are granted Awards, the information contained in this summary may not be applicable to you.

If you intend to accept Awards under the Plan, then you should not rely on the summary as anything other than a broad guide and you should seek appropriate professional advice as to how the tax or other laws in Australia and in any other applicable country apply to your specific situation before making the decision to accept.

Taxation of the Awards

1.	Australian Tax Consequences

(a)	What is the effect of the grant of the Awards?

The Australian tax legislation contains specific rules, in Subdivision 83A-C of the Income Tax Assessment Act 1997, governing the taxation of shares and rights (called “ESS interests”) acquired by employees under employee share schemes.  The Awards granted under the Plan should be regarded as a right to acquire shares and accordingly, an ESS interest for these purposes.

Your assessable income includes the “discount” given in relation to the acquisition of the ESS interest at grant, unless the ESS interest is either subject to a real risk of forfeiture, or you are genuinely restricted from immediately disposing of the ESS interest and there is a statement in the grant materials that deferral is to apply, in which case you will be subject to deferred taxation.

The terms of your Awards are set out in the Plan and the Agreement.  Your Awards are non-transferable and the Agreement contains a statement that tax deferral is to apply.  Accordingly, you will be subject to deferred taxation (i.e., you generally should not be subject to tax when the Awards are granted to you).

You will be required to include an amount in your assessable income for the income year in which the earliest of the following events occurs in relation to your Awards (the “ESS deferred taxing point”):

(i)            there are both no longer any genuine restrictions on the vesting of the Awards, or the underlying shares of Common Stock being disposed of, and there is no real risk of you forfeiting the Awards or underlying shares of Common Stock;

(ii)           you cease relevant employment (i.e., when you are no longer employed by the Company or your employer) to the extent you retain the Awards; or

(iii)          15 years from when the Awards were granted.

Generally, this means you will be subject to tax when the Awards are settled upon vesting, and the shares of Common Stock are no longer subject to any genuine restrictions on disposal.  However, the ESS deferred taxing point for the Awards will be moved to the time you sell the underlying shares of Common Stock if you sell the underlying shares of Common Stock within 30 days of the original ESS deferred taxing point.

(b)	What is the amount that I must include in my assessable income if an ESS deferred taxing point occurs?

The amount you must include in your assessable income in the income year (i.e., the financial year ending 30 June) in which the ESS deferred taxing point occurs in relation to the Awards will be the difference between the “market value” of the underlying shares of Common Stock at the ESS deferred taxing point and the cost base of the Awards (which should be nil for the Restricted Stock Units because you do not pay anything to acquire the Restricted Stock Units or the underlying shares of Common Stock).

If, however, you sell the underlying shares of Common Stock in an arm’s length transaction within 30 days of the ESS deferred taxing point (i.e., typically within 30 days of vesting), the amount to be included in your assessable income in the income year in which the sale occurs will be equal to the difference between the sale proceeds and the cost base of the Awards (which should include any incremental costs you incur in connection with the sale, e.g., brokerage fees).

(c)	What is the market value of the underlying shares of Common Stock?

The “market value” of the underlying shares of Common Stock at the ESS deferred taxing point is determined according to the ordinary meaning of “market value” expressed in Australian currency.  The Company will determine the market value in accordance with guidelines prepared by the Australian Tax Office.

The Company has the obligation to provide you with certain information about your participation in the Plan at certain times, including after the end of the income year in which the ESS deferred taxing point occurs.  This may assist you in determining the market value of the underlying shares of Common Stock at the ESS deferred taxing point.  However, this estimate may not be correct if you sell the shares of Common Stock within 30 days of the acquisition date, in which case it is your responsibility to report and pay the appropriate amount of tax based on the sale proceeds.

(d)	What happens if I cease employment before my Awards vest?

If you cease employment with the Company or any Subsidiary prior to the vesting date of some or all of the Awards and the Awards are forfeited, you may be treated as if you never acquired the forfeited Awards, in which case no amount will be included in your assessable income.

(e)	What tax consequences will apply when I sell my shares of Common Stock?

You may also be subject to capital gains tax when you subsequently sell the shares of Common Stock (other than gains realized on the disposal of shares of Common Stock within 30 days after the original ESS deferred taxing point, in which case your treatment will be limited to the income tax consequences described above in paragraph 1(b)).

Provided you dispose of the shares of Common Stock in an arm’s length transaction,2 you will be subject to capital gains tax to the extent that the sale proceeds exceed your cost base in the shares of Common Stock sold.  Your cost base in the shares of Common Stock will generally be equal to the market value of the shares of Common Stock at the ESS deferred taxing point (which will usually be the date you acquired the shares) plus any incremental costs you incur in connection with the sale (e.g., brokerage fees).

The amount of any capital gain you realize must be included in your assessable income for the year in which the shares of Common Stock are sold.  However, if you hold the shares of Common Stock for at least one year prior to selling (excluding the dates you acquired and sold the shares of Common Stock), you may be able to apply a discount to the amount of capital gain that you are required to include in your assessable income.  If this discount is available, you may calculate the amount of capital gain to be included in your assessable income by first subtracting all available capital losses from your capital gains and then multiplying each capital gain by the discount percentage of 50%.

If the sale proceeds are lower than your cost base in the shares of Common Stock sold (assuming the sale occurred in an arm’s length transaction), you will realize a capital loss.  Capital losses may be used to offset capital gains realized in the current tax year or in any subsequent tax year, but may not be used to offset other types of income (e.g., salary or wage income).

(f)	What are the tax consequences if a dividend is paid on the shares?

If you continue to hold the shares of Common Stock, you may be entitled to receive dividends on the shares of Common Stock if the Board, in its discretion, declares a dividend.  Any dividends paid on shares of Common Stock must be included in your assessable income in the tax year they are received.  The dividends are also subject to U.S. federal withholding tax at source.  You may be entitled to a foreign tax offset against your Australian income tax for the U.S. federal income tax withheld on any dividends.

2 If you sell your shares on the NYSE, this will generally be considered an arm’s length transaction.

(g)	What are the tax withholding and reporting obligations in relation to any income that I may realize pursuant to my participation in the Plan?

You will be responsible for reporting any income attributable to your Awards in your tax return and paying any tax liability.  It is also your responsibility to report and pay any Australian tax liability on any dividends received and/or any capital gains arising from the disposal of the shares of Common Stock that you acquire under the Plan.

Your employer will be required to withhold the tax due at the ESS deferred taxing point only if you have not provided your Tax File Number or Australian Business Number (as applicable) to your employer.

However, your employer must provide to you (generally, by no later than 14 July after the end of the income year) and the Commissioner of Taxation (generally, by no later than 14 August after the end of the income year) a statement containing certain information about your participation in the Plan in the income year in which the original ESS deferred taxing point occurs (typically, the year you acquire the shares), including an estimate of the market value of the underlying shares of Common Stock at the taxing point.  Please note that, if you sell the shares of Common Stock within 30 days of acquisition, your taxing point will not be at acquisition; as such, the amount reported by your employer may differ from your actual taxable amount (which would be based on the value of the shares of Common Stock when sold, not the acquisition date).  It is your responsibility to ensure that you complete your tax return properly.

2.	United States Tax Consequences

Participants (who are not U.S. citizens or permanent residents) will not be subject to U.S. tax by reason only of the grant and vesting of the Awards, the acquisition of the shares of Common Stock or the sale of shares of Common Stock, except as described in the dividends section above.  However, liability for U.S. taxes may accrue if a Participant is otherwise subject to U.S. taxes.

The above is an indication only of the likely U.S. taxation consequences for Australian resident Participants granted Awards under the Plan.  Participants should seek their own advice as to the U.S. taxation consequences of Plan participation.